SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

Northern Lights Variable Trust

                                        Address of Principal Business Office (No. & Street, City, State, Zip Code):

450 Wireless Blvd.

       Hauppauge, NY  11788

                                        Telephone Number (including area code):  (631) 470-2600

                                        Name and Address of Agent for Service of Process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X]               No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the City of Scottsdale and the State of Arizona, on the 8th day of  February, 2006.

Northern Lights Variable Trust

/s/ Michael Miola_______________

By:  Michael Miola, Sole Trustee

ATTEST:  /s/ Emile R. Molineaux__________

     By:  Emile R. Molineaux